Exhibit 99.1

Bulldog Technologies Security Solution Plays Crucial Part in Successful
New Jersey State Police Sting Operation

Mini BOSS™ Tracks Thieves Across State Line Right To and Within Warehouse
Resulting in Arrests of Suspects

RICHMOND, British Columbia, Canada, February 11, 2005 — Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless cargo security solutions, today announced that the MiniBOSS™, the covert asset tracking, monitoring and recovery solution played an instrumental role in a recent successful sting operation executed by the New Jersey State Police’s cargo theft unit.

After a recent string of thefts, the NJ State Police were successful in recruiting an informant within the organized group of thieves. When the time was right, the MiniBOSS™ was inserted covertly in the informant’s jacket. It was via the MiniBOSS™ that the NJ State Police were able to track the exact location of the gang with pinpoint accuracy as they made their way from New Jersey to Connecticut. The gang of would be thieves was continuously tracked via the MiniBOSS™ even when they were inside the warehouse. The thieves were in the midst of loading the stolen goods into a previously stolen delivery truck when they were apprehended without incident by the Connecticut State police and the South Windsor (Connecticut) Police Department.

The MiniBOSS™ is a compact and portable (4“x 3“x 2” in size and weighing 6 ounces) device housed in a durable case. It is a cellular based AGPS (Assisted Global Positioning System), asset tracking, monitoring and recovery device and it is designed to work in conjunction with the Bulldog Security Gateway™, a proprietary Automatic Vehicle Location (AVL) software program, which enables users to securely track through a standard PC.

The MiniBOSS™ is covertly placed on someone or in valuable or sensitive shipments and remains dormant until activated by the user from the Bulldog Security Gateway™. Upon activation, it updates the Gateway’s mapping engine and provides a real time, true position of the asset. The device position can be repeatedly updated by the user, or set to an automatic update mode to track the movement of the object in question, i.e. through the supply chain.

Because the MiniBOSS™ operates on an AGPS platform, its signal receive sensitivity is increased by 20 dB over traditional GPS platforms. Assisted GPS uses cellular tower triangulation in conjunction with GPS satellite location to provide position location capabilities in impaired RF environments. This increased functionality allows the MiniBOSS™ to work in environments that traditional GPS can not. The MiniBOSS™ does not need to “see the sky” to determine location like traditional GPS systems and no external antennae is necessary. Thus the MiniBOSS™ can transmit and determine accurate positions inside steel containers, trailers, warehouses, parking garages, and buildings.

“The law enforcement community is constantly looking for technology which will provide it with the ability to stay a few steps ahead of the criminals,” said John Cockburn, President and CEO of Bulldog Technologies. “The MiniBOSS™ is one solution that we foresee being used widely by various law enforcement organizations.”

“The New Jersey State Police were pleased with our solution and support during the sting operation as can be seen from the NJSP Letter* we received from them. We will continue to work with the New Jersey State Police as they roll out their plan to introduce and integrate the MiniBOSS™ into their surveillance, tracking and recovery operations,” said James McMillan, COO of Bulldog Technologies. “And we look forward to working with other law enforcement agencies as a result of the evangelizing and viral marketing for our wireless cargo security solutions that will result from the success of this project. We see our work with the New Jersey State Police as a template for our ability to work with other law enforcement organizations nationwide, to provide wireless cargo security solution to fit their need to track and apprehend theft suspects.”

* Please visit www.bulldog-tech.com/njspletter.asp to view the letter from the New Jersey State Police.

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s solutions allow dispatchers, security personnel, law enforcement professionals, emergency response teams and cargo transport drivers to monitor and track valuable cargo during the transport, storage and delivery supply chain process. Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, our technology can prevent the illegal entry of port storage cargo containers, theft of mobile or in-transit shipping containers as well as covertly tracking high value cargo.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com.

Contact:

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656 jroscovich@bulldog-tech.com	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com